Exhibit 14.1

CHINA LENDING CORPORATION
CODE OF BUSINESS CONDUCT AND ETHICS

ETHICS AND INTEGRITY: DOING WHAT IS RIGHT

All directors and associates (including officers) of the China Lending Corporation (the “Company”) must act with honesty and integrity in all matters. Day-to-day observance of this Code will create an attractive, healthy working environment for all personnel consistent with the Company’s core values, and further project a positive image of the Company to customers, suppliers and the public at large.

Observance of the Company’s Code of Business Conduct and Ethics means that you must:

●	Read, understand and agree to comply with the Code

●	Follow applicable laws and regulations wherever you are and in all circumstances

●	Never engage in behavior that could harm the Company or the Company’s reputation

●	Report suspected violations of the Code or law by directors, associates, Company agents or contractors, or yourself to

-	A supervisor

-	The head of your department

-	The Company’s Secretary

●	Seek guidance from one of the persons listed above

●	Cooperate with Company investigations into Code matters or possible violations of law

Every associate and director of the Company should cooperate in assuring that any violation of this Code is brought to the attention of the appropriate person. The Company will take appropriate steps to maintain the confidentiality of the reporting person’s identity, to the extent that it can do so consistent with the Company’s obligations to investigate and remedy the matter and, if appropriate, to report the matter to government officials. The Company will not tolerate retaliation or retribution against any associate or director for providing information or assisting in an investigation that the associate or director reasonably believed constituted a violation of the Code or of any law.

Only the Board of Directors may waive provisions of this Code with respect to directors and executive officers of the Company and only the Board of Directors may change any provision of this Code. All waivers of this Code for directors and executive officers, or changes to this Code, must be publicly disclosed (to the extent required) in a manner that complies with the requirements of the Securities and Exchange Commission, the listing standards of The Nasdaq Stock Market and other applicable laws and regulations.

1

An associate or director found to have violated this Code will be subject to appropriate disciplinary action, ranging from warnings to termination or removal. Compliance with this Code will be included as part of any applicable performance review.

The Audit Committee of the Company’s Board of Directors is responsible for overseeing the interpretation and enforcement of this Code. Subject to the Audit Committee’s ultimate authority: (i) each manager (“responsible manager”) will be responsible for monitoring the enforcement of this Code as it pertains to associates working on his or her team and (ii) the Company’s Secretary will be responsible for monitoring (a) enforcement of this Code and its procedures as they pertain to directors, officers and responsible managers and (b) the steps taken by each of the responsible managers to enforce the Code. Any questions regarding possible breaches or violations of this Code that are not resolved by the Company’s Secretary must be directed to the Chairman of the Audit Committee.

This Code is not an employment contract. By issuing this Code, the Company has not created any contractual rights. This Code is in addition to other detailed policies that the Company currently has in effect or which it may adopt in the future. All associates and directors should read, understand and comply with any applicable detailed policies.

SPIRIT And purpose OF THIS CODE

While this Code deals with major areas of concern, it cannot cover every situation which may arise. Associates and directors are expected to exercise their own best judgment and discretion, keeping in mind the high standards to which the Company is committed. In addition to the guidelines presented in this Code, there are at least three other ways of determining if a behavior or activity is appropriate or should be avoided:

●	Common sense. The appropriateness of a practice or activity should generally be guided by common sense and good business judgment. If it does not feel like the right thing to do, then it probably is not.

●	Public scrutiny. Take the public scrutiny test: If you would not want to read about your action on the front page of the newspaper, then do not do it.

●	When in doubt – ask! Your supervisor, the responsible manager at your location, and the Secretary are resources available to help you do the right thing.

The purpose of the Code is to deter wrongdoing and to promote: (i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (ii) full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications the Company makes; (iii) compliance with applicable governmental laws, rules and regulations; (iv) the prompt internal reporting of violations of the Code to the appropriate persons; and (v) accountability for adherence to the Code.

2

COMPLIANCE WITH LAWS

The Company’s business must be conducted in full compliance with all applicable laws and regulations. Failure to obey all applicable laws and regulations violates this Code and may subject both the Company and individuals to criminal or civil liability, as well as disciplinary action by the Company.

Fair Dealings with Others

The Company promises to deal fairly with all Company personnel, and expects that its associates and directors will deal fairly with the Company’s customers, suppliers, competitors and external advisers. No one should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

COMPLIANCE WITH SECURITIES LAWS

Because the Company’s common stock is publicly traded, the Company discloses information regarding the Company’s business activities and operations to the public on a regular basis. If you are aware of material information regarding the Company which has not been disclosed to the public (e.g., facts which may affect the market price for the Company’s securities and investors’ decisions to trade therein), you must keep that information in strictest confidence. You must also refrain from buying or selling or influencing the decisions of others to buy or sell Company securities until such information has been publicly disclosed by the Company and the appropriate time has elapsed to allow investors to react to the information. You are also required to comply with the Company’s Insider Trading Policy that applies to all associates and directors. Copies of the policy are distributed to all new associates and directors and you may request additional copies from the Company’s Secretary.

You should also never trade based on nonpublic information or “tips” relating to the securities of the Company’s competitors and business associates. It is a violation of this Code and of applicable securities laws for any associate or director to buy or sell securities in another company based on material nonpublic information obtained from the Company about the other company. Contact the Company’s Secretary if you have questions about this policy.

CONTACTS WITH THE MEDIA, THE PUBLIC OR ATTORNEYS

Press releases and contact with news media, securities analysts or investment bankers with respect to Company-related matters must be made only through or at the direction of the Chief Executive Officer or Chief Financial Officer of the Company. If you are contacted by the media, you should notify the Chief Executive Officer or Chief Financial Officer or your responsible manager. If an attorney or other third party, whether on behalf of a person, another company or the government, contacts an associate regarding the Company, you should refer him or her to the Chief Executive Officer or Chief Financial Officer. An associate should never answer questions or supply documents to the media, outside attorneys, securities analysts or similar outsiders without the prior approval of the Chief Executive Officer or Chief Financial Officer.

3

If an associate receives a summons, legal complaint, subpoena, or other similar legal document concerning the Company, the associate should immediately consult with the Secretary in order to ensure that the Company responds appropriately.

CONFLICTS OF INTEREST

Associates and directors owe a duty of loyalty to the Company and the Company’s business interests. Associates and directors are prohibited from engaging in business opportunities in which the Company may be interested for their personal benefit or gain. Associates and directors should never (i) take personal advantage of any business opportunity that typically would be pursued by, or would be of interest to, the Company; (ii) take personal advantage of any other business opportunity that the Company may want to take advantage of if the opportunity is discovered using Company property, business contacts or information, or that the associate or director becomes aware of because of his or her relationship with the Company or (iii) compete with or otherwise disadvantage the Company.

Associates may participate in outside activities that do not create an actual or apparent conflict with the Company’s interests. Potential or suspected conflicts of interest must be appropriately disclosed for determination and handling. Examples of conflicts of interest include, but are not limited to:

●	Giving Company business or prospective business to another company because a family member or personal friend works at that company

●	Outside activities that could influence an associate’s on-the-job ability to make objective decisions that are in the Company’s best interests

●	Hiring or having a reporting relationship with a relative

●	Accepting gifts, entertainment, favors or other gratuities from persons doing business or seeking to do business with the Company (gratuities of nominal value of less than $200, if consistent with local business custom and practice, are permissible)

●	It is permissible for associates and directors to accept or provide normal and customary business entertainment, consistent with the Company’s travel and expense reimbursement policy

●	Acceptance of cash from vendors, consultants or third parties for any reason is prohibited without express permission from the Company

4

COMPANY INFORMATION

Company information and data are highly valuable assets. Company assets include all proprietary information that is not generally available to or known by the public, and it includes information in any format: written, electronic, visual or oral. It may also include information that the Company develops, purchases or licenses, and information the Company receives from others.

Company personnel are responsible for safeguarding Company information (and information provided to the Company by another person or company) from theft or misuse. Company personnel should never directly or indirectly:

●	Disclose any Company information to others, including other associates, unless they have a legitimate need to know it to perform their jobs and, if they are not associates of the Company, have agreed to maintain its confidentiality

●	Use Company information for any purpose other than its intended use

●	Copy any documents containing Company information, or remove any documents or other records or copies from the work area, except as required to perform their jobs properly

●	Dispose of Company information inappropriately

You should contact the Chief Executive Officer or Chief Financial Officer before agreeing to disclose Company information, including product designs, research, financial data, or other information that is available to you as a result of your employment or relationship with the Company.

USE OF COMPANY PROPERTY

Use of Company property, services, or resources for personal benefit is prohibited. All uses of Company property must be for valid business purposes and, except as described below, exclusively for the Company’s benefit. Company property includes buildings, office space, equipment, computers, software, corporate funds and office supplies as well as technologies, concepts, intellectual property, product development strategies and projects, business strategies and plans, customer lists, personnel data, marketing and sales plans, Company phone directories, organization charts, product cost data, product pricing, financial data and all proprietary information about the Company’s business and associates. Misappropriation or diversion of Company property, funds and resources is prohibited and subject to disciplinary action.

The Company’s information systems, including communications systems, magnetic media, e-mail, voice mail, and Intranet, Extranet and Internet access systems are the Company’s property and must be used only for business activities. However, incidental personal use is permissible if it does not consume more than a trivial amount of resources, does not interfere with productivity, does not preempt any business activity, and is otherwise appropriate, reasonable and consistent with the Company’s business values and this Code. The Company reserves the right at any time to access, read, monitor, inspect and disclose the contents of, postings to, and downloads from, all of the Company’s information systems, subject to the requirements of applicable local laws.

5

No one may use the Company’s information systems at work to access, view, post, store, transmit, download, or distribute any profane, obscene, derogatory, harassing, offensive or inappropriate materials. Additionally, no associate may use these systems to send Company information or copyrighted documents that are not authorized for transmittal or reproduction.

USE OF SOCIAL MEDIA

Social media includes multi-media and social networking websites such as YouTube, Facebook, Twitter, LinkedIn, blog postings and other social networking channels. The guidelines noted throughout the Code of Business Conduct and Ethics also apply to associate’s and director’s activities in social media, both Company sponsored and personal use at it relates to The Company. Guidelines specific to participation in social media include the following:

●	Unless you have been authorized by the Company, you cannot speak on behalf of The Company in social media channels. Do not portray yourself as a spokesperson, even an “unofficial” spokesperson, on issues relating to the Company.

●	When participating in social media activities, be responsible, ethical and respectful. Communications may be seen by a large number of people (NRC associates, vendors, clients, competitors, etc.) and once posted online can be virtually impossible to delete.

●	You are legally responsible for the content you publish on any social networking medium. Caution should be exercised regarding exaggeration, colorful language, guesswork, obscenity, copyrighted materials, legal conclusions and derogatory remarks and characterizations.

●	When commenting on business matters, unless authorized to speak on behalf of the Company, you must state the views expressed are your own and not those of The Company.

●	When in conversations that relate to our business or our industry, you must identify yourself as working for The Company. In some countries, including the United States, there may be personal liability under Federal Trade Commission regulations if you don’t.

●	Social media content must not disclose information that is confidential or proprietary to the Company, including non-public financial or operational information.

●	You must follow all applicable laws and regulations such as privacy protection (HIPPA) and intellectual property laws.

●	Social media activity should not violate any other applicable policy of the Company, including those set forth in the Employee Handbook.

6

The Company monitors social network sites daily to identify and avoid risk and protect its brand and reputation.

For additional information or questions contact the Company’s Secretary or Marketing department.

ANTITRUST COMPLIANCE

The Company adheres to a policy of strict conformity with applicable U.S. and local antitrust and competition laws. These laws prohibit companies from engaging in unfair, anti-competitive practices. Due to the severe fines and penalties that can be imposed on the Company and associates (including imprisonment for individuals), it is imperative that the Company avoid even the appearance of a violation of antitrust or competition laws. The Company must never enter any illegal formal, written agreements, or engage in acts that create informal, unwritten illegal agreements. All questions about this policy should be directed to the Secretary.

EQUAL EMPLOYMENT OPPORTUNITY AND AFFIRMATIVE ACTION POLICY

The Company adheres to a policy of strict conformity with employment laws in the United States and in other jurisdictions in which the Company conducts business. It is the Company’s policy to employ and advance in employment qualified persons without discrimination against any associate or applicant for employment because of any characteristic protected by applicable law. The Company recruits, hires, trains and promotes without regard to a person’s race, religion, sex, national origin, disability, age, status as a veteran, or any other characteristic protected by applicable law. This includes providing reasonable accommodation for associates’ disabilities or religious beliefs and practices.

If you have additional questions related to this policy, please contact your supervisor, the responsible manager at your location, or the Secretary.

GENERAL ANTI-HARASSMENT POLICY

The Company expects the workplace to be a professional work environment free from physical, psychological, verbal and non-verbal harassment based on any legally protected characteristics. These protected characteristics may include, but are not limited to, an individual’s gender, race, color, national origin, religion, age, ancestry, disability, sexual orientation, marital status, veteran status or use of family medical leave or workers’ compensation benefits.

The Company will not tolerate any forms of harassment, whether by a supervisor, an associate, a director, an outside vendor or consultant. Nor will the Company tolerate any form of retaliation against any associate or any other person for making a complaint in good faith, or cooperating in the investigation of a complaint. Complaints of harassment will be promptly and impartially investigated. Any associate who believes that he or she has been the subject of harassment or has witnessed harassment is required to report this immediately to his or her supervisor, or to the Secretary.

7

ACCURACY, RETENTION AND DISPOSAL OF RECORDS

Each associate is responsible for maintaining accurate and reasonably detailed documents, reports and other records for the appropriate retention periods, as required by Company policy and applicable laws and regulations. No one may falsify or improperly alter any information contained in the Company’s records. Where litigation or a government investigation is anticipated or ongoing, Company documents and records must never be destroyed until the Secretary advises that the investigation has been concluded.

For questions about record retention, contact the Secretary, particularly if any litigation, investigation, or administrative action is (or may be) threatened or pending.

FINANCIAL AND ACCOUNTING PRACTICES

Associates and directors must comply with the Company’s accounting rules, internal controls, and with generally accepted accounting principles, and also cooperate fully with the Company’s internal and external auditors. All funds, assets, transactions and payments must be accurately reflected and no false or misleading entries may be made on corporate records.

Payments for goods and services provided to the Company must be payable to the person or company legally entitled to receive payment. All invoices must accurately reflect the items and services being purchased or sold and the prices being paid. Generally, discounts must be included in the price or otherwise stated on the invoice. If the discount is not known at the time of the sale to a U.S.-based customer, then specific information must be provided about the discount to the customer on an annual basis. Except with the advice of the Chief Financial Officer, no payment may be made to a party in a country other than the one in which the party resides, maintains a place of business, or has delivered the goods or provided the services for which payment is made.

PRODUCT QUALITY AND QUALITY ASSURANCE

It is the policy of the Company to have established procedures, facilities and processes consistent with good practices and current regulations to assure the quality and legality of its products and services as they are distributed or provided to the final user or consumer. It is the responsibility of each associate to follow the specifications and procedures that are set up to accomplish this objective. Each associate is responsible for investigating and reporting to a responsible manager any quality problem discovered within the Company or from final user or customer complaints.

INTELLECTUAL PROPERTY RIGHTS

The Company considers innovation and new product development as critical to its business. Associates are expected to contribute, as appropriate, to the research and development of new technologies and new products. Associates must document all discoveries and ideas and promptly report such discoveries and ideas to designated persons in the Company. Associates must preserve and protect intellectual property rights in the Company’s discoveries and ideas by maintaining them in secrecy within the Company until public disclosure is authorized. Associates should ensure that appropriate confidentiality and nondisclosure agreements are executed prior to communicating such discoveries and ideas to those outside the Company. Associates are also required to assist the Company in the pursuit of patents, trademarks, copyrights and other intellectual property rights for such discoveries and ideas.

8

To the full extent permitted by law, associates are required to assign to the Company all interest in their discoveries, inventions, ideas, trademarks, patents and patent applications on such discoveries and copyrighted material which are developed during their relationship with the Company and are related to any business or activity of the Company. The Company will enforce its rights in valuable intellectual property, such as patentable inventions, copyrightable works, and trademarks, in all countries where the Company deems it appropriate and, where appropriate, to use prescribed notices of such rights on products, product literature and advertising. Associates and directors must report any infringement of the Company’s intellectual property rights coming to their attention.

It is the Company’s policy never to knowingly infringe the intellectual property rights of others. Associates are expected to take appropriate steps to implement this policy by, for example, instituting timely searches for conflicting patents or trademarks before utilizing a newly-developed technology or trademark.

ENVIRONMENTAL, HEALTH AND SAFETY

The Company is committed to ensuring that its workplaces are safe and its products and services are of high quality. The Company expects its personnel to conduct operations, produce products and provide services with full adherence to the Company’s commitment to the environment and the health, safety, and well-being of its associates and customers, as well as the communities it serves. That commitment means complying with regulatory and legal requirements in the U.S. and overseas; reporting unsafe working conditions; using resources efficiently; recycling as appropriate; and handling and disposing of all materials and waste according to applicable laws and Company policies. Maintaining secure operations and facilities safeguards the Company’s associates, its property, its customers, and the communities the Company serves.

POLITICAL CONTRIBUTIONS

The Company encourages individual participation in the political process; however, no associate should create the impression of speaking or acting on the Company’s behalf without specific authorization. It is up to each associate to abide by all laws relating to political contributions, and to make such contributions as individuals, not as representatives of the Company. Associates cannot contribute any Company money, property, time or services (directly or indirectly) to any political candidate or political party, unless making such a contribution is permitted by local law and the associate has the prior consent of the Company’s Chief Executive Officer or Chief Financial Officer. Written pre-authorization from the Company’s Chief Financial Officer is required before an associate can make or seek reimbursement for a political contribution to a foreign political party or candidate for public office.

9

LOBBYING AND LEGISLATIVE CONTACTS

The Company, through its senior management, may publicly offer comments or recommendations with respect to laws or governmental actions, and take public positions on issues that affect the Company’s business. Under some circumstances, a written or personal contact with a government official may subject the person making the contact or the Company to registration and reporting requirements under applicable lobbying laws. Any associate intending to contact a government official regarding any attempt to propose, defeat or modify any law, regulation or rule affecting the Company should obtain prior written approval for such activity from the responsible manager and the Secretary.

RELATIONSHIPS WITH GOVERNMENT OFFICIALS AND ASSOCIATES

It is unlawful to give anything of value to a public official or associate in return for that official’s influence, actions or testimony. It is also unlawful to engage in any activity that will benefit a public official or associate, directly or indirectly, if the activity results in, or is a reward for, that person’s influence, actions or testimony.

No associate should ever make a gift (e.g., meal, entertainment, or nominal token item) to a government official or associate without obtaining prior, express approval from the Secretary. With prior approval, meals and refreshments that are reasonable and directly related to business discussions may be permissible.

Compliance with the FCPA and Local Antibribery Laws

The U.S. Foreign Corrupt Practices Act (“FCPA”) makes it a crime to offer, give or promise anything of value to (1) a foreign official, (2) a foreign political party or party official, or (3) a candidate for foreign political office, for the purpose of obtaining business or securing any improper advantage. “Foreign officials” under the FCPA include:

●	Persons acting in an official capacity for a non-U.S. government, including a non-U.S. state agency, enterprise or organization

●	Persons acting on behalf of a public international organization such as the United Nations, World Bank or IMF

●	Associates of businesses owned by non-U.S. governments or agencies

●	Any candidate for political office or official of a non-U.S. political party

●	Any relatives or close family/household members of the above non-U.S. officials

10

It is the policy of the Company that no associate, director, agent or partner acting in connection with Company business may offer or give anything of value to an official or a third party, knowing that all or part of the payment will be directly or indirectly offered, given or promised to the official, political party or candidate for any prohibited purpose.

Certain limited “facilitating payments” may be permissible in some localities in order to secure routine governmental action to which the Company is legally entitled. For example, it may be permissible for a nominal payment to be made to secure the issuance of a license, mail delivery, or the processing of a visa. Before making a facilitating payment, you should contact the Secretary to ensure that the proposed facilitating payment is lawful under the FCPA and local law, and that it is properly recorded.

Further, associates should consult with the Secretary when hiring an overseas agent or consultant, or when entering a joint venture with a non-U.S. partner to ensure that appropriate antibribery due diligence is performed on that agent, consultant or joint venture partner, as applicable.

In order to learn more about the FCPA and local antibribery laws, as well as “red flags” that require consultation before proceeding, contact the Secretary.

GOVERNMENTAL INVESTIGATIONS

While it is the Company’s policy to cooperate in the administration of all laws and regulations to which it is subject, such cooperation must be conducted in a manner that does not unduly interfere with the business of the Company nor jeopardize its legitimate interests. Associates who receive notice of any governmental investigation involving the Company or any request to testify in a legal proceeding with regard to the Company should promptly notify the responsible manager and the Secretary. If a governmental investigator requests an interview or information, the contact should be reported to the Secretary; the investigator should be requested to put the inquiry in writing in order that it may be answered appropriately by proper persons, preferably acting with the advice of legal counsel.

code of ethics for the chief executive officer and the senior financial and accounting officers

As described above, all associates, including the Senior Financial Officers, are expected to maintain high ethical standards of conduct and to comply with applicable laws and governmental regulations. In this regard, the Company requires all associates, including the Senior Financial Officers, to adhere to such other rules, codes and guidelines as the Company may from time to time adopt. As used herein, “Senior Financial Officers” means, collectively, the Company’s Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Controller, or persons performing similar functions.

The following section codifies certain additional standards adopted by the Company to which the Senior Financial Officers will be held accountable and certain specific duties and responsibilities applicable to the Senior Financial Officers. As the professional and ethical conduct of the Senior Financial Officers is essential to the proper conduct and success of the Company’s business, the Senior Financial Officers must adhere to the standards, duties and responsibilities set forth below.

11

General Standards

The Company and the Company’s Board of Directors will hold each Senior Financial Officer accountable for adhering to and advocating the following standards to the best of his or her knowledge and ability:

●	Act in an honest and ethical manner, including in connection with the handling and avoidance of actual or apparent conflicts of interest between personal and professional relationships;

●	Comply with all applicable laws, rules and regulations of federal, state and local governments (both United States and foreign) and other appropriate private and public regulatory agencies;

●	Proactively promote full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications the Company makes, including, without limitation, providing other Company associates with information that is accurate, complete, objective, relevant, timely and understandable and acting in good faith, with due care, competence and diligence, without misrepresenting material facts or allowing such Senior Financial Officer’s independent judgment to be subordinated; and

●	Proactively promote ethical and honest behavior within the Company, including, without limitation, the prompt reporting of violations of, and being accountable for adherence to, this Code.

Specific Duties and Responsibilities

In adhering to and advocating the standards set forth above, each Senior Financial Officer shall fulfill the following duties and responsibilities to the best of his or her knowledge and ability:

●	Consistent with the general requirements set forth under the heading “Conflicts of Interest,” each Senior Financial Officer shall handle all conflicts of interest between his or her personal and professional relationships in an ethical and honest manner, and shall disclose in advance to the Company’s Secretary (or, if the Senior Financial Officer is also the Secretary, the Chair of the Audit Committee of the Company) any transaction or relationship that reasonably could be expected to give rise to an actual or apparent conflict of interest between the Company and such Senior Financial Officer. To the extent that an actual or apparent conflict of interest is deemed to exist, the Company’s Secretary shall report the relevant details of such conflict of interest to the Audit Committee. The Audit Committee shall thereafter take such action with respect to the conflict of interest as it shall deem appropriate. It is the general policy of the Company that conflicts of interest should be avoided whenever practicable. For purposes of this section, a “conflict of interest” will be deemed to be present when an individual’s private interest interferes in any way, or even appears to interfere, with the interests of the Company as a whole.

12

●	Each Senior Financial Officer will use his or her best efforts to ensure the timely and understandable disclosure of information that, in all material respects, is accurate, complete, objective and relevant in all reports and documents the Company files with, or submits to, the Securities and Exchange Commission or in other public communications that the Company makes. As part of this undertaking, each Senior Financial Officer will periodically consider the adequacy and effectiveness of the Company’s “internal controls” and “disclosure controls and procedures” (as such terms are defined or used in Securities and Exchange Commission rules).

●	Each Senior Financial Officer will use his or her best efforts to ensure compliance in all material respects by such Senior Financial Officer and the Company with all applicable laws, rules and regulations.

●	Each Senior Financial Officer shall respect the confidentiality of information acquired in the course of his or her work and shall not disclose such information, except when the Senior Financial Officer believes he or she is authorized or legally obligated to disclose the information. No Senior Financial Officer may use confidential information acquired in the course of his or her work for his or her personal advantage.

●	Each Senior Financial Officer shall responsibly use and exercise judicious control over all assets and resources of the Company that such Senior Financial Officer employs or that the Company has entrusted to such Senior Financial Officer.

●	No Senior Financial Officer may take or direct or allow any other person to take or direct any action to fraudulently influence, coerce, manipulate or mislead the Company’s independent auditing firm.

●	No Senior Financial Officer may engage the Company’s independent auditing firm to perform audit or non-audit services without the Audit Committee’s (or its designee’s) preapproval in accordance with the Audit Committee’s charter.

13

Reporting Violations

If any person believes that a Senior Financial Officer has violated the provisions of this section or the Company has or is about to violate a law, rule or regulation, or a Senior Financial Officer believes that he or she is being asked to violate the provisions of this section or any law, rule or regulation in the performance of his or her duties for the Company, then the matter should be promptly reported to the Company’s Secretary (or if the Senior Financial Officer is also the Secretary, the Chair of the Audit Committee). The Company’s Secretary (or Audit Committee Chair) will take appropriate steps to maintain the confidentiality of the reporting person’s identity, to the extent that the Company’s Secretary (or Audit Committee Chair) can do so consistent with the Company’s obligations to investigate and remedy the matter and, if appropriate, to report the matter to government officials. The Company’s Secretary (or Audit Committee Chair) also will promptly report the matter in question to the Audit Committee. Persons may report violations of the provisions of this section on an anonymous basis by calling the confidential associate hotline number 866-394-4109. The Company will not tolerate retaliation or retribution against a person for providing information or assisting in an investigation the person reasonably believed constituted a violation of the provisions of this section.

Interpretation and Enforcement

Each Senior Financial Officer will be held accountable for his or her adherence to the provisions of this section by the Company’s Board of Directors and appropriate committees thereof. A Senior Financial Officer’s failure to adhere to these provisions will be subject to appropriate disciplinary action, ranging from warnings to termination or removal.

14